Exhibit 99.1

Midway’s U.S. Operations File for Chapter 11 Reorganization

Company notes strong underlying fundamentals, but cites recent change in control as the key trigger in need for planned, orderly reorganization

Midway’s European operations are unaffected and continue business as normal

CHICAGO--(BUSINESS WIRE)--February 12, 2009--Midway Games Inc. (NYSE:MWY) today announced that the company and its U.S. subsidiaries filed voluntary petitions in U.S. Bankruptcy Court for the District of Delaware for reorganization under Chapter 11 of the U.S. Bankruptcy Code. The filing does not include the company’s non-U.S. operations, which will continue business as normal.

In its filing with the Bankruptcy Court, the company cited that the November 28, 2008, change in ownership triggered accelerated repurchase obligations relating to two classes of Midway debt, which Midway anticipated it would be unable to satisfy.

“This was a difficult but necessary decision,” said Midway Chairman, President and CEO Matt Booty. “We have been focused on realigning our operations and improving our execution, and this filing will relieve the immediate pressure from our creditors and provide us time for an orderly exploration of our strategic alternatives. This Chapter 11 filing is the next logical step in an ongoing process to address our capital structure.”

“Midway enters this process with strong underlying fundamentals, as evidenced by solid fourth quarter sales that exceeded expectations in spite of a challenging retail and general economic environment,” Booty added. “Overall, Mortal Kombat vs. DC Universe sales are approaching two million units shipped, TNA iMPACT! has shipped approximately one million units, and our Game Party franchise has sold close to three million units in total.”

Midway expects that Chapter 11 protection will enable the company to conduct its business operations as usual. To that end, Midway is seeking approval from the court for a variety of First Day Motions enabling the company to continue managing its operations in the ordinary course. These motions are typical of the restructuring process, and approval is regularly granted.

About Midway

Midway Games Inc. (NYSE:MWY), headquartered in Chicago, Illinois, with offices throughout the world, is a leading developer and publisher of interactive entertainment software for major videogame systems and personal computers. More information about Midway and its products can be found at www.midway.com.

FORWARD-LOOKING STATEMENTS

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 concerning future business conditions and the outlook for Midway Games Inc. (the "Company") based on currently available information that involves risks and uncertainties. These forward-looking statements include, without limitation, statements regarding the Company’s expectations concerning the bankruptcy process, the continuation of day-to-day operations and payments to vendors and employees in the ordinary course. The Company's actual results could differ materially from those anticipated in the forward-looking statements as a result of these risks and uncertainties, including, without limitation, (1) the impact of today’s announcement on the Company’s operations; (2) the ability of the Company to continue as a going concern; (3) the ability of the Company to obtain approval of and operate pursuant to the agreement with its secured creditor for the use of its cash collateral; (4) the ability of the Company to obtain court approval of the Company’s first day papers and other motions in the Chapter 11 proceeding pursued by it from time to time; (5) the ability of the Company to develop, pursue, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 cases; (6) risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, or the appointment of a Chapter 11 trustee or to convert the cases to Chapter 7 cases; (7) the ability of the Company to obtain and maintain normal terms with vendors and service providers; (8) the ability of the Company to maintain contracts that are critical to its operations; (9) potential adverse developments with respect to the Company’s liquidity or results of operations; (10) the ability of the Company to fund and execute its business plan; (11) the ability of the Company to retain and compensate key executives and other key employees; (12) the ability of the Company to attract and retain customers; and (13) any further deterioration in the macroeconomic environment or consumer confidence. Discussion of additional factors that could cause actual results to differ materially from management’s projections, forecasts, estimates and expectations is set forth under "Item 1. Business - Risk Factors" in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and in more recent filings made by the Company with the Securities and Exchange Commission. Each forward-looking statement, including, without limitation, financial guidance, speaks only as of the date on which it is made, and Midway undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances, except as required by law.

CONTACT:
Midway – Corporate Communications
Geoffrey Mogilner, (773) 961-2222
gmogilner@midway.com
or
FD – Corporate Communications
Michael Geczi, (312) 553-6735
michael.geczi@fd.com